                                                                    EXHIBIT 99.1


     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL UNITS. THE OFFERS ARE BEING MADE SOLELY BY THE OFFERS TO PURCHASE DATED AUGUST 11, 1997 AND THE RELATED AGREEMENTS OF TRANSFER AND LETTERS OF TRANSMITTAL AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF UNITHOLDERS THAT RESIDE IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFERS WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE JURISDICTIONS WHERE THE LAWS REQUIRE THE OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER, IF AT ALL, ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THE APPLICABLE JURISDICTION.

            UP TO 3,500 UNITS OF INTEREST                        UP TO 1,825 UNITS OF INTEREST
                         IN                                                   IN
         BOSTON FINANCIAL QUALIFIED HOUSING                 BOSTON FINANCIAL TAX CREDIT FUND VIII,
      TAX CREDITS L.P. V, A LIMITED PARTNERSHIP                      A LIMITED PARTNERSHIP
                         AT                                                   AT
                    $600 PER UNIT                                        $840 PER UNIT

                                       by

                       EVEREST TAX CREDIT INVESTORS, LLC
                      EVEREST TAX CREDIT INVESTORS II, LLC

    Everest Tax Credit Investors, LLC, a California limited liability company and Everest Tax Credit Investors II, LLC, a California limited liability company (collectively, the "Purchaser"), is offering to purchase (i) up to 3,500 units of interest ("Units") in Boston Financial Qualified Housing Tax Credits L.P. V, a Limited Partnership, a Massachusetts limited partnership (the "BF V"), at a cash purchase price of $600 per Unit, and (ii) up to 1,825 Units in Boston Financial Tax Credit Fund VIII, a Massachusetts limited partnership ("BF VIII"), at a cash purchase price of $840 per Unit. BF V and BF VIII shall together be referred to as the "Partnerships." The respective purchase prices shall be reduced by the amount of the Distributions (as defined in the Offers to Purchase) per Unit, if any, made by the Partnerships after July 31, 1997, and less any tax credits allocated to the selling Unitholders after September 30, 1997, and less any transfer fees imposed by the Partnerships for each transfer. These Offers are upon the terms and subject to the conditions set forth in the Offers to Purchase dated August 11, 1997, as they may be supplemented or amended from time to time (the "Offers to Purchase"), and in the related Agreements of Transfer and Letters of Transmittal, as they may be supplemented or amended from time to time (the "Letters of Transmittal," which, together with the Offers to Purchase, constitute the "Offers").

    THE OFFERS, WITHDRAWAL RIGHTS AND PRORATION PERIODS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, SEPTEMBER 9, 1997 UNLESS THE OFFERS ARE EXTENDED.

    For purposes of the Offers, the Purchaser will be deemed to have accepted for payment pursuant to the Offers, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Partnerships of the Purchaser's acceptance for payment of those Units pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, payment for Units accepted for payment pursuant to the Offers will be made by transmitting payments to Unitholders whose Units have been accepted for payment.

    The Purchaser is making the Offers in order to acquire a substantial equity interest in the Partnerships primarily for investment and does not intend to change current management or the operation of the Partnerships and does not have plans for any extraordinary transactions involving the Partnerships.

    In all cases, payment for Units purchased pursuant to the Offers will be made only after timely receipt by the Purchaser of a properly completed and duly executed Letter of Transmittal, together with all documents required by the Letter of Transmittal. If more than 3,500 Units in BF V or 1,825 Units in BF VIII are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, take into account the number of Units tendered, accept and pay for an aggregate of 3,500 Units or 1,825 Units (as the case may be), pro rata, with appropriate adjustments to avoid purchases of fractional Units. Under no circumstance will interest on the respective purchase prices for Units be paid, regardless of any delay in making the payment to Unitholders.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, September 9, 1997, unless the Purchaser in its sole discretion extends the period of time during which the respective Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the respective Offer, as so extended by the Purchaser, will expire. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, at any time, to extend the period of time during which any Offer is open for any reason, including the occurrence of any of the events specified in the respective Offer to Purchase, by giving oral or written notice of the extension to the appropriate Partnership. Any extension will be followed as promptly as practicable by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Tenders of Units made pursuant to the Offers are irrevocable, except that Units tendered pursuant to the Offers may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offers, and may also be withdrawn at any time after October 10, 1997. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the back cover of the Offers to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the respective Offer. Withdrawn Units may be re-tendered, however, at any time prior to the Expiration Date.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), is contained in the Offers to Purchase and is incorporated herein by reference.

    A request is being made under Rule 14d-5 under the Act, for the use of the list of the Unitholders for each Partnership for the purpose of disseminating the Offers to Unitholders. Upon compliance by the Partnerships with the request, the Offers to Purchase and the Letters of Transmittal and, if required, other relevant materials will be mailed to registered owners of Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unitholders, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

    Questions and requests for assistance may be directed to the Purchaser at its address and telephone number set forth below. Requests for copies of the Offers to Purchase and the related Letters of Transmittal may be directed to the Purchaser, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person in connection with the solicitation of tenders of Units pursuant to the Offers.

For further information regarding the Offer contact:

                           EVEREST PROPERTIES II, LLC

                                   (Manager)
                     199 South Los Robles Avenue, Suite 440
                           Pasadena, California 91101
                                 (626) 585-5920
                           (800) 611-4613 (Toll Free)

August 11, 1997